UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2010
INVESTORS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51557	22-3493930

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

101 JFK Parkway, Short Hills, New Jersey	07078

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (973) 924-5100
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On March 30, 2010, Investors Savings Bank (the “Bank”), the wholly owned subsidiary of Investors Bancorp, Inc. (the “Company”), entered into a Purchase and Assumption Agreement with Millennium bcpbank (“Millennium”) to acquire approximately $575 million of deposits and seventeen (17) branch offices in New Jersey, New York and Massachusetts for a deposit premium of 0.11%. Under the agreement the Bank intends to acquire a portion of Millennium’s performing loan portfolio. Also under the agreement the parties will negotiate a Loan Servicing Agreement for Investors to service those loans it does not purchase. The transaction is subject to regulatory approval and is expected to close during the quarter ending September 2010.
     The foregoing description of the Purchase and Assumption Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase and Assumption Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated into this report by reference. A press release announcing these transactions is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits
Exhibit 10.1	Purchase and Assumption Agreement dated as of March 30, 2010 by and among Millennium and Investors Savings Bank

Exhibit 99.1	Press Release dated March 30, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INVESTORS BANCORP, INC.
DATE: April 5, 2010	By:	/s/ Thomas F. Splaine, Jr.
Thomas F. Splaine, Jr.
Senior Vice President and Chief Financial Officer (Principal Financial Officer)